Exhibit 99.1

KOHL’S CORPORATION COMPLETES SALE OF PROPRIETARY

CREDIT CARD TO CHASE

Menomonee Falls, Wis., April 21, 2006 – Kohl’s Corporation (NYSE: KSS) announced today that it completed the sale of its proprietary credit card business to JPMorgan Chase (NYSE: JPM). Under the terms of the purchase and sale agreement, Chase acquired Kohl’s private label credit card accounts and the outstanding balances associated with the accounts. Kohl’s received approximately $1.6 billion in cash for the account balances outstanding. As previously reported, Kohl's plans to use the net proceeds to repurchase its common stock, to fund store expansion and for general corporate purposes.

Additionally, the companies have entered into a multi-year agreement that provides for Kohl’s to receive ongoing payments related to the profitability of the credit card portfolio. Kohl’s and Chase will also work together on various marketing initiatives designed to increase Kohl’s sales and further enhance credit growth and profitability.

Kohl’s will maintain its current credit operations and will continue to handle all customer service functions and be responsible for all advertising and marketing related to its credit card customers.  All of Kohl’s current credit organization associates will remain employees of Kohl’s.  Further, the company expects the credit organization to grow to support the long-term growth plans of the company.

Kohl’s charge card customers will continue to receive the same great benefits with the use of their charge card.  Customers should continue to use their cards in the same manner as they do today.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s is a family-focused, value-oriented specialty department store offering moderately priced national and exclusive brand apparel, shoes, accessories, home and beauty products in an exciting shopping environment. Kohl’s operates 749 stores in 43 states. For a list of store locations and information, or for the added convenience of shopping online, visit Kohl’s Web site at www.Kohls.com.

Investor Relations Contact:
Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:
Julie Gardner, Senior Vice President of Marketing, (262) 703-1305

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The company has more than 100 million credit cards issued.  Under the JPMorgan and Chase brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients.  Information about the firm is available at www.jpmorganchase.com.

Public Relations Contact:

Jessica Iben, (302) 282-6150, Jessica.e.iben@chase.com

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